EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contacts:

Derek K. Cole Director, Investor Relations 303-464-3986 derek.cole@myogen.com	Joseph L. Turner Chief Financial Officer 303-464-5222 joe.turner@myogen.com

MYOGEN REPORTS 2004 SECOND QUARTER RESULTS

Denver, Colorado, August 5, 2004 — Myogen, Inc. (Nasdaq: MYOG), a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders, today reported 2004 second quarter results. As of June 30, 2004, the Company had cash, cash equivalents and investments of $85.8 million. Net loss attributable to common stockholders for the three months ended June 30, 2004 was $13.2 million, or $0.50 per share, compared with $15.9 million, or $15.47 per share, during the same period in 2003. Net loss attributable to common stockholders for the six months ended June 30, 2004 was $29.2 million, or $1.10 per share, compared with $27.2 million, or $26.41 per share, during the same period in 2003.

“Myogen continues to execute its development plan for our three product candidates,” said J. William Freytag, President and Chief Executive Officer of Myogen. “We have completed patient enrollment in the two Phase III registration trials for enoximone to treat chronic heart failure, initiated the Phase IIb study of darusentan for the treatment of resistant hypertension and our Phase III registration trials for ambrisentan to treat pulmonary arterial hypertension are on-going. In July, we hosted our first investor/analyst day which attracted over 40 portfolio managers and equity research analysts with additional participants viewing the live webcast. We are looking forward to the second half of the year and furthering the development of enoximone, ambrisentan, darusentan and our discovery research program.”

Product Portfolio Update

Enoximone:

•	ESSENTIAL I & II, the Company’s two pivotal Phase III trials of enoximone capsules in patients with chronic heart failure, continue to progress in line with expectations. In May, the Company announced the completion of enrollment of 1,800 patients in ESSENTIAL I & II. The trials will continue until there have been a total of 956 primary endpoint events (cardiovascular hospitalization or all-cause mortality). The Company expects that the specified number of events will have occurred by the end of this year.

•	EMOTE, a non-pivotal Phase III trial of enoximone capsules in 201 patients in advanced stages of chronic heart failure who are dependent on intravenous (i.v.) inotrope therapy, was completed in February. Preliminary results were reported in March 2004. Additional results will be presented at the 8th Annual Scientific Meeting of the Heart Failure Society of America on September 15, 2004 in Toronto, Canada.

•	EMPOWER, an additional non-pivotal Phase III trial designed to provide potential marketing support, began enrollment in September 2003. Trial enrollment continues to progress, but remains slower than projected. The Company continues to monitor the viability of the trial.

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The Company believes that if the ESSENTIAL trials are successful, the results will be adequate to support regulatory submission for enoximone capsules in the United States as well as in certain international markets. Although the Company does not believe that EMOTE or EMPOWER will be required for regulatory approval, it believes these studies may assist in regulatory and post-approval marketing efforts.

Ambrisentan: In January, Myogen announced the initiation of patient enrollment in ARIES-1 & -2, two pivotal Phase III trials of ambrisentan in pulmonary arterial hypertension (PAH). The Company’s goal is to complete enrollment in the two trials by the end of the first half of 2005. This timing is increasingly uncertain due to a number of factors, including the declining numbers of patients with PAH who are treatment naïve seen at clinical trial sites as well as competing on-going trials. The Company is committing additional resources in an effort to accelerate patient enrollment in order to increase the likelihood of completing enrollment in the expected time frame. Upon completion of treatment in the ARIES trials, patients are eligible to enroll in a long-term extension study. The United States Food and Drug Administration (FDA) has granted orphan drug designation to ambrisentan for the treatment of PAH.

Darusentan: In July, the Company announced the initiation of a Phase IIb clinical trial to evaluate the safety and efficacy of darusentan in patients with resistant systolic hypertension. The primary objective of the randomized, double-blind, placebo-controlled trial is to determine if darusentan is effective in reducing systolic blood pressure in patients with resistant systolic hypertension. Resistant hypertension is defined by The Seventh Report of the Joint National Committee on Prevention, Detection, Evaluation and Treatment of High Blood Pressure sponsored by the National Institutes of Health (JNC7) as the failure to achieve goal blood pressure in patients who are adhering to full doses of an appropriate three-drug regimen that includes a diuretic. Approximately 105 patients will be randomized to darusentan or placebo at approximately 30 investigative sites. Patients will undergo forced titration every two weeks through 10, 50, 100 and 150 mg of darusentan or placebo until the target dose of 300 mg once a day is achieved. The treatment period for the study is 10 weeks.

2004 Second Quarter Financial Highlights

Sales of Perfan I.V. for the three months ended June 30, 2004 were $900,000 versus $708,000 for the same period in 2003. The increase in sales from the prior year period was the result of a more favorable exchange rate and a 17% increase in the number of units sold. The cost of Perfan I.V. sold as a percentage of sales was 31% and 32% for the three months ended June 30, 2004 and 2003, respectively. For the three months ended June 30, 2004, research and development contracts revenue from our research agreement with Novartis was $1.7 million.

Research and development expenses, excluding stock-based compensation expenses, increased 11% to $12.5 million from $11.2 million for the three months ended June 30, 2004 and 2003, respectively. The increase in expenses for the period was primarily due to costs associated with increased patient enrollment in the ESSENTIAL and ARIES trials and costs for preparations to initiate the darusentan Phase IIb trial.

Selling, general and administrative expenses, excluding stock-based compensation expenses, increased 111% to $2.0 million from $970,000 for the three months ended June 30, 2004 and 2003, respectively. The increase was primarily due to an increase in insurance and professional service costs related to becoming a public company and an increase in staffing and related recruiting costs.

2004 Milestones

Myogen milestones for 2004 include:

•	Initiation of ARIES-1 & -2 (ambrisentan pivotal Phase III studies), which the Company announced in January;

•	Completion of EMOTE (enoximone non-pivotal Phase III study), the preliminary results of which the Company reported in March;

•	Initiation of a Phase IIb trial of darusentan in resistant hypertension, which the Company announced in July; and

•	Completion of patient enrollment, which the Company announced in May, and drug treatment in ESSENTIAL I & II (enoximone pivotal Phase III studies) by the end of the year.

2004 Financial Guidance

Financial projections entail a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial enrollment rates, availability, terms and timing of additional financing transactions and the potential for Myogen to enter into additional licensing or strategic collaborations. The Company plans on updating financial guidance for 2004 when it releases results for each quarter or upon the announcement of material corporate events.

Based upon results through the second quarter, the Company is updating its financial guidance. For the year ending December 31, 2004, the Company presently anticipates:

•	Total product sales of $2.8 million to $3.3 million, an upward revision from previous guidance of $2.5 million to $3.0 million;

•	Total operating expenses, excluding stock-based compensation expenses, of $62 million to $75 million, a downward revision from previous guidance of $66 million to $78 million; and,

•	Basic net loss per share between $2.30 and $2.76, a reduction in anticipated net loss compared to previous guidance of between $2.46 and $2.92.

In addition, based on current spending projections, the Company believes its cash, cash equivalents and investments are sufficient to fund operations through the middle of next year.

Conference Call

J. William Freytag, President and CEO, and other members of Myogen’s senior management will provide a company update and discuss results via webcast and conference call on Thursday, August 5, 2004 at 4:15 pm Eastern. To access the live webcast, please log on to the company’s website at www.myogen.com and go to the Investor Relations section. Alternatively, callers may participate in the conference call by dialing 800-366-7417 (domestic) or 303-262-2075 (international). Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Friday, August 20, 2004. Callers can access the replay by dialing 800-405-2236 (domestic) or 303-590-3000 (international). The passcode is 11004085#.

About Myogen

Myogen is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders. Myogen currently markets one product in Europe for the treatment of acute decompensated heart failure and has three product candidates in late-stage clinical development: enoximone capsules for the treatment of chronic heart failure, ambrisentan for the treatment of pulmonary arterial hypertension and darusentan for the treatment of resistant hypertension. The Company also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit Myogen’s website at www.myogen.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve significant risks and uncertainties, including those discussed in this release and others that can be found in the “Risk Factors” section of Myogen’s Annual Report on Form 10-K for the year ended December 31, 2003 and in Myogen’s periodic reports on Form 10-Q and Form 8-K. Myogen is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. No forward-looking statement can be guaranteed and actual events and results may differ materially from those projected. The Company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market current and new products, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its products, and regulatory developments involving current and future products. Delays in clinical trials, whether caused by adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the Company’s financial position and prospects. Results from earlier clinical trials are not necessarily predictive of future clinical results. Preliminary results may not be confirmed upon full analysis of the detailed results of a trial. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.

MYOGEN, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$13,931,887	$44,337,721
Short-term investments	68,388,299	69,914,627
Accrued interest receivable	454,326	607,393
Trade accounts receivable	1,277,245	1,274,861
Research and development contract amounts due within one year	2,247,000	1,625,000
Inventories	679,626	724,282
Prepaid expenses and other current assets	1,328,018	1,434,174

Total current assets	88,306,401	119,918,058
Long-term investments	3,490,523	—
Property and equipment, net	1,999,208	1,304,028
Other assets	42,798	51,238

Total assets	$93,838,930	$121,273,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,034,599	$7,594,935
Accrued liabilities	972,764	1,350,114
Current portion of deferred revenue	1,666,667	1,666,667
Current portion of capital lease obligations	41,452	37,015
Current portion of notes payable, net of discount	1,728,295	1,639,246

Total current liabilities	13,443,777	12,287,977
Deferred revenue, net of current portion	2,114,695	2,948,029
Capital lease obligations, net of current portion	105,616	121,617
Notes payable, net of current portion and discount	1,106,952	1,993,906
Stockholders’ equity:
Preferred Stock, $0.001 par value; 5,000,000 shares authorized at June 30, 2004 and December 31, 2003, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized and 26,520,586 and 26,457,927 shares issued and outstanding as of June 30, 2004 and December 31, 2003, respectively	26,521	26,458
Additional paid-in-capital	228,834,480	229,080,380
Deferred stock-based compensation	(4,084,705)	(6,730,195)
Accumulated other comprehensive income	(34,583)	22,185
Deficit accumulated during the development stage	(147,673,823)	(118,477,033)

Total stockholders’ equity	77,067,890	103,921,795

Total liabilities and stockholders’ equity	$93,838,930	$121,273,324

MYOGEN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues:
Product sales	$899,831	$708,425	$1,751,478	$1,364,810
Research and development contracts	1,663,667	—	3,003,295	—

	2,563,498	708,425	4,754,773	1,364,810

Costs and expenses:
Cost of product sold	277,574	227,049	548,704	433,946
Research and development (excluding stock-based compensation expense of $535,183, $304,040, $1,151,131 and $742,394, respectively)	12,461,672	11,218,657	27,086,108	17,569,894
Selling, general and administrative (excluding stock-based compensation expense of $586,839, $189,196, $1,182,745 and $522,492, respectively)	2,046,850	970,048	4,282,128	1,901,571
Stock-based compensation expense	1,122,022	493,236	2,333,876	1,264,886

	15,908,118	12,908,990	34,250,816	21,170,297

Loss from operations	(13,344,620)	(12,200,565)	(29,496,043)	(19,805,487)
Interest income (expense), net	136,762	(35,550)	308,640	(8,254)

Loss before income taxes	(13,207,858)	(12,236,115)	(29,187,403)	(19,813,741)
Income taxes	2,511	8,320	9,387	10,635

Net loss	(13,210,369)	(12,244,435)	(29,196,790)	(19,824,376)
Accretion of mandatorily redeemable convertible preferred stock	—	(3,670,184)	—	(7,340,369)

Net loss attributable to common stockholders	$(13,210,369)	$(15,914,619)	$(29,196,790)	$(27,164,745)

Basic and diluted net loss per common share	$(0.50)	$(15.47)	$(1.10)	$(26.41)

Weighted average common shares outstanding	26,490,954	1,028,736	26,476,058	1,028,517